NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES FIRST QUARTER

2014 FINANCIAL AND OPERATING RESULTS

Houston, Texas – May 1, 2014...Southwestern Energy Company (NYSE: SWN) today announced its financial and operating results for the quarter ended March 31, 2014.  First quarter highlights include:

•	Record gas and oil production of 182.0 Bcfe, up 23% compared to year-ago levels;
•

Record adjusted net income of $231.4 million, or $0.66 per diluted share, up 58%  compared to year-ago levels when excluding losses on derivative contracts, net of settlements (a non-GAAP measure reconciled below);

•

Record net cash provided by operating activities before changes in operating assets and liabilities of approximately $616.7 million, up 45% compared to year-ago levels (a non-GAAP measure reconciled below); and

•	Marcellus Shale gross operated production reaches 800 MMcf per day; net production up 147% compared to year-ago levels.

“A strong start to 2014 allowed us to set many records during the first quarter,” remarked Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “Our first quarter demonstrated the earnings and cash flow power of our combined Fayetteville and Marcellus assets.  Although we attained record production and earnings this quarter, our focus remains the same – to add more value every day through our current drilling and midstream operations while keeping our costs low, all the while building for the future with new exploration ideas.”

For the first quarter of 2014, Southwestern reported adjusted net income of $231.4 million, or $0.66 per diluted share, when excluding a $61.9 million ($37.2 million net of taxes)  loss on derivative contracts, net of settlements. Including this loss, net income for the first quarter of 2014 was $194.2 million, or $0.55 per diluted share (reconciled below). For the first quarter of 2013, Southwestern reported adjusted net income of $146.0 million, or $0.42 per diluted share, when excluding a $30.8 million ($18.5 million net of taxes)  loss on derivative contracts, net of settlements. Including this loss, Southwestern reported net income of $127.5 million, or $0.36 per diluted share, in the first quarter of 2013 (reconciled below).

Net cash provided by operating activities before changes in operating assets and liabilities (reconciled below) was $616.7 million for the first quarter of 2014, up 45%  compared to  $426.3 million for the same period in 2013.

- MORE -

E&P Segment – Operating income from the company’s E&P segment was $352.1 million for the first quarter of 2014,  compared to $175.8 million for the same period in 2013. The increase was primarily due to higher production volumes and higher realized natural gas prices, offset slightly by increased operating costs and expenses due to increased compression and gathering costs.

Gas and oil production totaled 182.0 Bcfe in the first quarter of 2014, up 23% from 147.8 Bcfe in the first quarter of 2013, and included 119.4 Bcf from the Fayetteville Shale, compared to 118.9 Bcf in the first quarter of 2013.  Gas production from the Marcellus Shale was 58.0 Bcf in the first quarter of 2014, more than double its production of 23.5 Bcf in the first quarter of 2013.

Including the effect of hedges, Southwestern’s average realized gas price in the first quarter of 2014 was $4.19 per Mcf, up from $3.42 per Mcf in the first quarter of 2013. The company’s commodity hedging activities decreased its average realized gas price by $0.44 per Mcf during the first quarter of 2014, compared to an increase of $0.54 per Mcf during the same period in 2013. As of April 30, 2014, the company had approximately 349 Bcf of its remaining 2014 forecasted gas production hedged at an average price of $4.35 per Mcf and approximately 240 Bcf of its 2015 forecasted gas production hedged at an average price of $4.40 per Mcf.

Like most producers, the company typically sells its natural gas at a discount to NYMEX settlement prices. This discount includes a basis differential, third-party transportation charges and fuel charges. Disregarding the impact of hedges, the company’s average price received for its gas production during the first quarter of 2014 was approximately $0.31 per Mcf lower than average NYMEX settlement prices, compared to approximately $0.46 per Mcf lower during the first quarter of 2013. As of April 30, 2014, the company had protected approximately 240 Bcf of its 2014 expected gas production from the potential of widening basis differentials through hedging activities and sales arrangements at an average basis differential to NYMEX gas prices of approximately ($0.11) per Mcf.

Lease operating expenses per unit of production for the company’s E&P segment were $0.93 per Mcfe in the first quarter of 2014,  compared to $0.81 per Mcfe in the first quarter of 2013.  The increase was primarily due to increased third-party gathering costs in the Marcellus Shale due to higher activity levels and higher compressor fuel costs as a result of higher natural gas prices.

General and administrative expenses per unit of production were $0.25 per Mcfe in the first quarter of 2014,  compared to $0.21 per Mcfe in the first quarter of 2013, up due to higher personnel costs related to improved company performance.

Taxes other than income taxes were $0.13 per Mcfe in the first quarter of 2014, compared to $0.12 per Mcfe in the first quarter of 2013. Taxes other than income taxes per Mcfe vary from period to period due to changes in severance and ad valorem taxes that result from the mix of the company’s production volumes and fluctuations in commodity prices.

- MORE -

The company’s full cost pool amortization rate increased to $1.10 per Mcfe in the first quarter of 2014, compared to $1.09 per Mcfe in the first quarter of 2013.  The amortization rate is impacted by the timing and amount of reserve additions and the costs associated with those additions, revisions of previous reserve estimates due to both price and well performance, write-downs that result from full cost ceiling tests, proceeds from the sale of properties that reduce the full cost pool and the levels of costs subject to amortization. The company cannot predict its future full cost pool amortization rate with accuracy due to the variability of each of the factors discussed above, as well as other factors.

Midstream Services – Operating income for the company’s Midstream Services segment, which is comprised of natural gas gathering and marketing activities, was $82.6 million for the first quarter of 2014, up 8% from $76.3 million for the same period in 2013.  The growth in operating income was primarily due to increases in gas volumes gathered and marketing margins.  At March 31, 2014, the company’s midstream segment was gathering approximately 2.3 Bcf per day through 1,961 miles of gathering lines in the Fayetteville Shale and approximately 436 MMcf per day from 96 miles of gathering lines in the Marcellus Shale. Gathering volumes, revenues and expenses for this segment are expected to grow over the next few years largely as a result of continued development of the company’s acreage in the Fayetteville Shale and Marcellus Shale and development activity being undertaken by other operators in those areas.

Capital Structure and Investments – At March 31, 2014, the company had approximately $1.8 billion in long-term debt, including approximately $160.2 million borrowed on its revolving credit facility, and its long-term debt-to-total capitalization ratio was 32%.

During the first quarter of 2014, Southwestern invested a total of $542 million, up from $518 million in the first quarter of 2013, and included approximately $499 million invested in its E&P business, $39 million invested in its Midstream Services segment and $4 million invested for corporate and other purposes.

E&P Operations Review

During the first quarter of 2014,  Southwestern invested a total of approximately $499 million in its E&P business, including $227 million in the Fayetteville Shale, $184 million in the Marcellus Shale, $1 million in its Ark-La-Tex division,  $60 million in New Ventures, and $27 million in E&P Services.

Marcellus Shale –  In the first quarter of 2014, Southwestern placed 21 new wells on production in the Marcellus Shale resulting in net gas production from the Marcellus Shale of 58.0 Bcf, up 147% from 23.5 Bcf in the first quarter of 2013. Gross operated production in the Marcellus Shale was approximately 823 MMcf per day at March 31, 2014.

- MORE -

As of March 31, 2014, Southwestern had 193 operated wells on production and 91 wells in progress.  Of the operated wells on production, 192 were horizontal wells of which 93 were located in Bradford County, 16 were located in Lycoming County and 83 were located in Susquehanna County. Of the 91 wells in progress, 36 were either waiting on completion or waiting to be placed to sales, including 10 in Bradford County and 26 in Susquehanna County.

Results from the company’s drilling activities since the third quarter of 2010 are shown below.

Time Frame	30th-Day Avg Rate (# of wells)	Average Completed Lateral Length	Average RE-RE (Rig Days)	Average Completed Well Cost ($MM)
3rd Qtr 2010	1,405 (1)	2,927	22.6	$5.8
4th Qtr 2010	5,584 (6)	3,805	19.8	$7.1
1st Qtr 2011	5,052 (3)	3,864	18.1	$6.6
2nd Qtr 2011	6,114 (7)	4,780	13.4	$6.7
4th Qtr 2011	5,284 (5)	4,129	18.8	$6.0
1st Qtr 2012	7,327 (2)	4,009	13.2	$6.0
2nd Qtr 2012	3,859 (17)	3,934	12.9	$6.0
3rd Qtr 2012	4,493 (8)	4,380	13.2	$5.7
4th Qtr 2012	4,606 (22)	3,830	15.9	$7.0
1st Qtr 2013	5,356 (21)	4,712	11.0	$7.0
2nd Qtr 2013	5,530 (37)	4,371	11.6	$6.6
3rd Qtr 2013	4,470 (22)	4,740	11.5	$7.3
4th Qtr 2013	7,589 (20)	6,116	10.2	$7.1
1st Qtr 2014	7,842 (6)	4,718	10.5	$6.2

The graph below provides normalized average daily production data through March 31, 2014, for the company’s horizontal wells in the Marcellus Shale. The “pink curve” indicates results for 46 wells with more than 18 fracture stimulation stages, the “purple curve” indicates results for 84 wells with 13 to 18 fracture stimulation stages, the “orange curve” indicates results for 58 wells with 9 to 12 fracture stimulation stages and the “green curve” indicates results for 4 wells with less than 9 fracture stimulation stages. The normalized production curves are intended to provide a qualitative indication of the company’s Marcellus Shale wells’ performance and should not be used to estimate an individual well’s estimated ultimate recovery. The 4, 8, 12 and 16 Bcf typecurves are shown solely for reference purposes and are not intended to be projections of the performance of the company’s wells.

- MORE -

Multiple wells shut-in for simultaneous operations over the 700-750 day period
Daily Rate, Mcf/d
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
0
100
200
300
400
500
600
700
800
900
1000
1100
1200
1300
Days of Production
<9 Stages (4 Wells)
9-12 Stages (58 Wells)
13-18 Stages (84 Wells)
>18 Stages (46 Wells)
4 BCF Type Curve
8 BCF Type Curve
12 BCF Type Curve
16 BCF Type Curve
Total Well Count
192
170
147
123
82
52
44
28
24
17
17
10
6
1
1

Notes: Data as of March 31, 2014.

Fayetteville Shale – In the first quarter of 2014,  Southwestern placed 105 new wells on production in the Fayetteville Shale resulting in net gas production from the Fayetteville Shale of 119.4 Bcf in the first quarter of 2014,  compared to 118.9 Bcf in the first quarter of 2013. Gross operated gas production in the Fayetteville Shale was approximately 2,022 MMcf per day at March 31, 2014.

During the first quarter of 2014, the company’s horizontal wells in the Fayetteville Shale had an average completed well cost of $2.5 million per well, average horizontal lateral length of 5,680 feet and average time to drill to total depth of 6.9 days from re-entry to re-entry. This compares to an average horizontal lateral length of 5,976 feet and average time to drill to total depth of 6.9 days from re-entry to re-entry for an average completed well cost of $2.6 million per well in the fourth quarter of 2013. In the first quarter of 2014, the company had 21 operated wells placed on production which had average times to drill to total depth of 5 days or less from re-entry to re-entry. Since inception, the company has drilled 456 wells to total depth in 5 days or less from re-entry to re-entry in the Fayetteville Shale.

In the first quarter of 2014, the company placed 30 operated wells on production with initial production rates that exceeded 5,000 Mcf per day, and 18 wells that exceeded 6,000 Mcf per day. The company’s wells placed on production during the first quarter of 2014 averaged initial production rates of 4,272 Mcf per day. Results from the company’s drilling activities since the first quarter of 2007 are shown below

- MORE -

Time Frame	Wells Placed on Production	Average IP Rate (Mcf/d)	30th-Day Avg Rate (# of wells)	60th-Day Avg Rate (# of wells)	Average Lateral Length
1st Qtr 2007	58	1,261	1,066 (58)	958 (58)	2,104
2nd Qtr 2007	46	1,497	1,254 (46)	1,034 (46)	2,512
3rd Qtr 2007	74	1,769	1,510 (72)	1,334 (72)	2,622
4th Qtr 2007	77	2,027	1,690 (77)	1,481 (77)	3,193
1st Qtr 2008	75	2,343	2,147 (75)	1,943 (74)	3,301
2nd Qtr 2008	83	2,541	2,155 (83)	1,886 (83)	3,562
3rd Qtr 2008	97	2,882	2,560 (97)	2,349 (97)	3,736
4th Qtr 2008(1)	74	3,350(1)	2,722 (74)	2,386 (74)	3,850
1st Qtr 2009(1)	120	2,992(1)	2,537 (120)	2,293 (120)	3,874
2nd Qtr 2009	111	3,611	2,833 (111)	2,556 (111)	4,123
3rd Qtr 2009	93	3,604	2,624 (93)	2,255 (93)	4,100
4th Qtr 2009	122	3,727	2,674 (122)	2,360 (120)	4,303
1st Qtr 2010(2)	106	3,197(2)	2,388 (106)	2,123 (106)	4,348
2nd Qtr 2010	143	3,449	2,554 (143)	2,321 (142)	4,532
3rd Qtr 2010	145	3,281	2,448 (145)	2,202 (144)	4,503
4th Qtr 2010	159	3,472	2,678 (159)	2,294 (159)	4,667
1st Qtr 2011	137	3,231	2,604 (137)	2,238 (137)	4,985
2nd Qtr 2011	149	3,014	2,328 (149)	1,991 (149)	4,839
3rd Qtr 2011	132	3,443	2,666 (132)	2,372 (132)	4,847
4th Qtr 2011	142	3,646	2,606 (142)	2,243 (142)	4,703
1st Qtr 2012	146	3,319	2,421 (146)	2,131 (146)	4,743
2nd Qtr 2012	131	3,500	2,515 (131)	2,225 (131)	4,840
3rd Qtr 2012	105	3,857	2,816 (105)	2,447 (105)	4,974
4th Qtr 2012	111	3,962	2,815 (111)	2,405 (111)	4,784
1st Qtr 2013	102	3,301	2,366 (102)	2,069 (102)	4,942
2nd Qtr 2013	126	3,625	2,233 (126)	1,975 (126)	5,165
3rd Qtr 2013	89	4,597	2,696 (89)	2,374 (87)	5,490
4th Qtr 2013	97	4,901	2,850 (93)	2,605 (89)	5,976
1st Qtr 2014	105	4,272	2,724 (61)	2,917 (23)	5,680

Note: Results as of March 31, 2014.

(1)

The significant increase in the average initial production rate for the fourth quarter of 2008 and the subsequent decrease for the first quarter of 2009 is primarily due to an operational delay of the Boardwalk Pipeline.

(2)

In the first quarter of 2010, the company’s results were impacted by the shift of all wells to “green completions” and the mix of wells, as a large percentage of wells were placed on production in the shallower northern and far eastern borders of the company’s acreage.

Ark-La-Tex – Total net production from the company’s East Texas and conventional Arkoma Basin assets was 4.3 Bcfe in the first quarter of 2014, compared to 4.8 Bcfe in the first quarter of 2013.

New Ventures – In the company’s Lower Smackover Brown Dense project, the Sharp 22-22-1 #1 vertical well in Union Parish, Louisiana, was placed back on production in late March and is currently producing at approximately 431 barrels of oil per day and 852 Mcf of gas per day. The company’s Milstead 15-22-1 #1 vertical well in Union Parish, located one mile north of the company’s Sharp well, reached a peak 24-hour production rate of 28 barrels of oil per day and 161 Mcf of gas per day in April. The company’s Plum Creek 23-22-1 #1 vertical well in Union Parish was completed with 9 stages in April and has just begun to flow back.  In April, the company started drilling the Benson 27-22-1 #1 vertical well.

- MORE -

On May 1, 2014, the company closed on its previously announced acquisition of approximately 312,000 net acres in northwest Colorado targeting the Niobrara formation for approximately $180 million.

Explanation and Reconciliation of Non-GAAP Financial Measures

The company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results and the results of its peers and of prior periods.

One such non-GAAP financial measure is net cash provided by operating activities before changes in operating assets and liabilities. Management presents this measure because (i) it is accepted as an indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt, (ii) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and (iii) changes in operating assets and liabilities may not relate to the period in which the operating activities occurred.

Additional non-GAAP financial measures the company may present from time to time are adjusted net income, adjusted diluted earnings per share and its E&P segment operating income, all which exclude certain charges or amounts. Management presents these measures because (i) they are consistent with the manner in which the company’s performance is measured relative to the performance of its peers, (ii) these measures are more comparable to earnings estimates provided by securities analysts, and (iii) charges or amounts excluded cannot be reasonably estimated and guidance provided by the company excludes information regarding these types of items. These adjusted amounts are not a measure of financial performance under GAAP.

See the reconciliations below of GAAP financial measures to non-GAAP financial measures for the three months ended March 31, 2014 and March 31, 2013. Non-GAAP financial measures should not be considered in isolation or as a substitute for the company's reported results prepared in accordance with GAAP.

	3 Months Ended March 31,
	2014	2013
	(in thousands)
Net income:
Net income	$ 194,190	$ 127,515
Add back:
Loss on derivatives, net of settlement (net of taxes)	37,183	18,473
Adjusted net income	$ 231,373	$ 145,988

- MORE -

	3 Months Ended March 31,
	2014	2013

Diluted earnings per share:
Diluted earnings per share	$ 0.55	$ 0.36
Add back:
Loss on derivatives, net of settlement (net of taxes)	0.11	0.06
Adjusted diluted earnings per share	$ 0.66	$ 0.42

	3 Months Ended March 31,
	2014	2013
	(in thousands)
Cash flow from operating activities:
Net cash provided by operating activities	$ 608,866	$ 372,138
Add back (deduct):
Change in operating assets and liabilities	7,817	54,114
Net cash provided by operating activities before changes in operating assets and liabilities	$ 616,683	$ 426,252

Southwestern management will host a teleconference call on Friday, May 2, 2014 at 10:00 a.m. EST to discuss its first quarter 2014 results. The toll-free number to call is 877-407-8035 and the international dial-in number is 201-689-8035. The teleconference can also be heard “live” on the Internet at http://www.swn.com.

Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in natural gas and oil exploration and production and natural gas gathering and marketing. Additional information about the company can be found on the internet at http://www.swn.com.

Contacts:	R. Craig Owen	Brad D. Sylvester, CFA
	Senior Vice President	Vice President, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-2808

All statements, other than historical facts and financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that address activities, outcomes and other matters that should or may occur in the future, including, without limitation, statements regarding the financial position, business strategy, production and reserve growth and other plans and objectives for the company’s future operations, are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. The company has no obligation and makes no undertaking to publicly update or revise any forward-looking statements, other than to the extent set forth below. You should not place undue reliance on forward-looking statements. They are subject to known and unknown risks, uncertainties and other factors that may affect the company’s operations, markets, products, services and prices and cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with forward-looking statements, risks, uncertainties and factors that could cause the company’s actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and extent of changes in market conditions and prices for natural gas and oil (including regional basis differentials); the company’s ability to transport its production to the most favorable markets or at all; the timing and extent of the company’s success in discovering, developing, producing and estimating reserves; the economic viability of, and the company’s success in drilling, the company’s large acreage position in the Fayetteville Shale, overall as well as relative to other productive shale gas areas; the company’s ability to fund the company’s planned capital investments; the impact of federal, state and local government regulation, including any legislation relating to hydraulic fracturing, the climate or over the counter derivatives;  the company’s ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale and the Marcellus Shale ; the costs and availability of oil field personnel services and drilling supplies, raw materials, and equipment and services; the company’s future property acquisition or divestiture activities; increased competition; the financial impact of accounting regulations and critical accounting policies; the comparative cost of alternative fuels; conditions in capital markets, changes in interest rates and the ability of the company’s lenders to provide it with funds as agreed; credit risk relating to the risk of loss as a result of non-performance by the company’s counterparties and any other factors listed in the reports the company has filed and may file with the Securities and Exchange Commission (SEC). For additional information with respect to certain of these and other factors, see the reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)	Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months
Periods Ended March 31,	2014	2013

Exploration & Production
Production
Gas Production (Bcf)	182	148
Oil Production (MBbls)	16	41
NGL production (MBbls)	9	20
Total equivalent production (Bcfe)	182	148

Commodity Prices
Average realized gas price per Mcf, including hedges	$4.19	$3.42
Average realized gas price per Mcf, excluding hedges	$4.63	$2.88
Average oil price per Bbl	$100.43	$106.93
Average NGL price per Bbl	$50.16	$47.97

Operating Expenses per Mcfe
Lease operating expenses	$0.93	$0.81
General & administrative expenses	$0.25	$0.21
Taxes, other than income taxes	$0.13	$0.12
Full cost pool amortization	$1.10	$1.09

Midstream
Gas volumes marketed (Bcf)	216	180
Gas volumes gathered (Bcf)	233	214

STATEMENTS OF OPERATIONS (Unaudited)	Page 2 of 5
Southwestern Energy Company and Subsidiaries
	Three Months
Periods Ended March 31,	2014	2013

Operating Revenues
Gas sales	$793,352	$504,496
Gas marketing	272,161	179,841
Oil sales	2,048	5,350
Gas gathering	45,216	43,962
	1,112,777	733,649
Operating Costs and Expenses
Gas purchases - midstream services	271,120	179,956
Operating expenses	100,153	64,224
General and administrative expenses	56,387	37,215
Depreciation, depletion and amortization	225,076	179,467
Taxes, other than income taxes	25,422	20,827
	678,158	481,689
Operating Income	434,619	251,960
Interest Expense
Interest on debt	25,229	24,097
Other interest charges	1,062	1,110
Interest capitalized	(13,384)	(16,186)
	12,907	9,021
Other Gain (Loss), Net	1,193	(533)
Loss on Derivatives	(99,720)	(29,794)
Income Before Income Taxes	323,185	212,612
Provision for Income Taxes
Current	(520)	136
Deferred	129,515	84,961
	128,995	85,097
Net Income	$194,190	$127,515
Earnings Per Share
Basic	$0.55	$0.36
Diluted	$0.55	$0.36
Weighted Average Common Shares Outstanding
Basic	351,222,538	350,032,430
Diluted	351,985,821	350,738,309

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries
	March 31,	December 31,
	2014	2013
(in thousands)
ASSETS

Current Assets	$683,101	$644,175
Property and Equipment	15,828,067	15,302,459
Less: Accumulated depreciation, depletion and amortization	(8,225,394)	(8,005,836)
	7,602,673	7,296,623
Other Long-Term Assets	137,390	106,928
	8,423,164	8,047,726

LIABILITIES AND EQUITY

Current Liabilities	835,155	688,011
Long-Term Debt	1,827,426	1,950,096
Deferred Income Taxes	1,694,196	1,532,329
Other Long-Term Liabilities	265,947	255,260
Commitments and Contingencies
Equity
Common stock, $0.01 par value; authorized 1,250,000,000 shares; issued 353,083,763 shares in 2014 and 32,938,584 in 2013	3,531	3,529
Additional paid-in capital	985,396	970,524
Retained earnings	2,846,843	2,652,653
Accumulated other comprehensive income	(34,967)	(4,342)
Common stock in treasury; 10,608 shares in 2014 and 9,924 in 2013	(363)	(334)
Total Equity	3,800,440	3,622,030
	$8,423,164	$8,047,726

STATEMENTS OF CASH FLOWS (Unaudited)	Page 4 of 5
Southwestern Energy Company and Subsidiaries
	Three Months
Periods Ended March 31,	2014	2013
(in thousands)
Cash Flows From Operating Activities
Net Income	$194,190	$127,515
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	226,080	180,458
Deferred income taxes	129,515	84,961
Loss on derivatives, net of settlement	61,900	30,800
Stock-based compensation	4,490	2,994
Other	508	(476)
Change in assets and liabilities	(7,817)	(54,114)
Net cash provided by operating activities	608,866	372,138

Cash Flows From Investing Activities
Capital investments	(533,787)	(483,634)
Proceeds from sale of property and equipment	16,794	–
Transfers from restricted cash	–	1,434
Other	1,309	1,038
Net cash used in investing activities	(515,684)	(481,162)

Cash Flows From Financing Activities
Payments on revolving long-term debt	(1,131,300)	(369,700)
Borrowings under revolving long-term debt	1,008,600	404,800
Change in bank drafts outstanding	19,388	33,046
Proceeds from exercise of common stock options	5,983	4,799
Net cash provided by (used in) financing activities	(97,329)	72,945

Effect of exchange rate changes on cash	(72)	4
Decrease in cash and cash equivalents	(4,219)	(36,075)
Cash and cash equivalents at beginning of year	22,938	53,583
Cash and cash equivalents at end of period	$18,719	$17,508

SEGMENT INFORMATION (Unaudited)				Page 5 of 5
Southwestern Energy Company and Subsidiaries	Exploration
	&	Midstream
	Production	Services	Other	Eliminations	Total

Three months ended March 31, 2014
Revenues	$801,818	$1,229,407	$79	$(918,527)	$1,112,777
Gas purchases	–	1,084,515	–	(813,395)	271,120
Operating expenses	169,487	35,701	79	(105,114)	100,153
General & administrative expenses	46,405	9,912	88	(18)	56,387
Depreciation, depletion & amortization	211,080	13,953	43	–	225,076
Taxes, other than income taxes	22,706	2,687	29	–	25,422
Operating income (loss)	352,140	82,639	(160)	–	434,619

Capital investments(1)	498,907	38,553	4,476	–	541,936

Three months ended March 31, 2013
Revenues	$511,602	$720,907	$75	$(498,935)	$733,649
Gas purchases	–	591,463	–	(411,507)	179,956
Operating expenses	120,313	31,294	28	(87,411)	64,224
General & administrative expenses	30,463	6,748	21	(17)	37,215
Depreciation, depletion & amortization	167,450	11,912	105	–	179,467
Taxes, other than income taxes	17,618	3,183	26	–	20,827
Operating income (loss)	175,758	76,307	(105)	–	251,960

Capital investments(1)	475,333	38,467	4,256	–	518,056

(1) Capital investments includes increases of $5.6 million and $32.9 million for the three-month periods ended March 31, 2014 and 2013, respectively, relating to the change in accrued expenditures between periods.